Exhibit 4.1

CERTIFICATE OF DESIGNATION, PREFERENCES AND

RIGHTS

OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF

BLUE WATER BIOTECH, INC.

_______________

Pursuant to Section 151 of the General

Corporation Law of the State of Delaware

The undersigned officer of Blue Water Biotech, Inc., a corporation organization and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. He is the Chief Executive Officer of the Corporation.

2. The Corporation is authorized to issue 10,000,000 shares of preferred stock, of which 10,000 were authorized as Series A Convertible Preferred Stock, of which 3,000 are issued and outstanding.

3. That pursuant to the authority conferred upon the board of directors of the Corporation (the “Board of Directors”) by the amended and restated certificate of incorporation of the Corporation, as amended (the “Certificate of Incorporation”), the Board of Directors authorized the series of preferred stock hereinafter provided for and has adopted the following resolution creating a series of 2,700,000 shares of preferred stock designated as “Series B Convertible Preferred Stock”:

4. The following resolutions were duly adopted by the Board of Directors:

WHEREAS, the Certificate of Incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, consisting of 10,000,000 shares, $0.0001 par value per share, issuable from time to time in one or more series;

WHEREAS, Board of Directors has the full and complete authority to establish one or more series or classes and to issue shares of preferred stock, and to fix, determine and vary the voting rights, designations, preferences, restrictions, qualifications, privileges, limitation, options, conversion rights and other special rights of each series or class of preferred stock, including, but not limited to, dividend rates and manner of payment, preferential amounts payable upon voluntary or involuntary liquidation, voting rights, conversion rights, redemption prices, terms and conditions, and sinking fund and stock purchase prices, terms and conditions; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of up to 2,700,000 shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Alternate Consideration” shall have the meaning set forth in Section 7(b).

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place” or similar closure of physical branch locations at the direction of any governmental authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Cash Settlement Date” shall have the meaning set forth in Section 6(g).

“Common Stock” means the Corporation’s common stock, par value $0.00001 per share.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Ratio” shall have the meaning set forth in Section 6(a).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.

“Converted Stock” shall have the meaning set forth in Section 6(a)

“Delaware Courts” shall have the meaning set forth in Section 9(c)

“Fair Value” shall have the meaning set forth in Section 6(g)

“Fundamental Transaction” shall have the meaning set forth in Section 7(b).

“Holder” means, as of a given point in time, a Person who holds Preferred Stock.

“Junior Securities” means the Common Stock and all securities of the Corporation other than those which are explicitly senior or pari passu to the Preferred Stock in dividend rights or liquidation preference.

“Liquidation” shall have the meaning set forth in Section 5.

“Original Issue Date” means the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

“Person” means an individual, corporation, exempted company, partnership (including a general partnership, limited partnership, exempted limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Preferred Stock” shall have the meaning set forth in Section 2.

“PMX Director” shall have the meaning set forth in Section 4(a).

“Registration Statement” means the registration statement to be filed by the Corporation with the SEC pursuant to the Share Exchange Agreement in connection with the registration under the Securities Act of the Conversion Shares, which shall also contain a proxy statement.

“Request” shall have the meaning set forth in Section 6(g)

“Requisite Holders” means holders of record of a majority of the outstanding shares of Preferred Stock (excluding, for the avoidance of doubt, any shares of Preferred Stock that are held by the Corporation or its controlled Affiliates (including in treasury), whether repurchased, redeemed or otherwise acquired which shall not be entitled to a vote).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Exchange Agreement” means the Share Exchange Agreement, dated as of December 15, 2023, among the Corporation, Proteomedix AG (“PMX”), Thomas Meier, in the capacity as Sellers’ Representative thereunder, and each of the holders of outstanding capital stock or convertible securities of PMX, as amended, modified or supplemented from time to time in accordance with its terms.

“Stated Value” shall have the meaning set forth in Section 2.

“Stockholder Approval” means such approval as may be required by the applicable rules and regulations of the Nasdaq Stock Market (or any successor entity) from the stockholders of the Corporation with respect to the transactions contemplated by the Transaction Documents, including the issuance of all of the Conversion Shares in excess of 20% of the issued and outstanding Common Stock on the Original Issue Date.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing).

“Transaction Documents” means this Certificate of Designation, the Share Exchange Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated pursuant to the Share Exchange Agreement.

Section 2. Designation, Amount and Par Value. The series of preferred stock shall be designated as the Series B Convertible Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be up to 2,700,000. Each share of Preferred Stock shall have a par value of $0.00001 and a stated value equal to $24.91 subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock (the “Stated Value”).

Section 3. Dividends.

(a) Dividend Parity. Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of Preferred Stock (on an as-if-converted-to-Common-Stock basis) equal to and in the same form, and in the same manner, as dividends (other than dividends on shares of the Common Stock payable in the form of Common Stock) actually paid on shares of the Common Stock when, as and if such dividends (other than dividends payable in the form of Common Stock) are paid on shares of the Common Stock. Other than as set forth in this Section 3, no other dividends shall be paid on shares of Preferred Stock, and the Corporation shall pay no dividends (other than dividends payable in the form of Common Stock) on shares of the Common Stock unless it simultaneously complies with the previous sentence.

(b) Payment. Upon occurrence of a Liquidation, all accrued and unpaid dividends, whether or not earned or declared, to and until the date of such event, shall become immediately due and payable and shall be paid in full. If at any time that dividends are declared by the Board of Directors and the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they shall be entitled under Subsection (a), the holders of shares of Preferred Stock shall share ratably in any dividends in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such dividends if all amounts payable on or with respect to such shares were paid in full.

Section 4. Voting Rights.

(a) The Requisite Holders, voting exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation (the “PMX Director”). Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the Preferred Stock. If the holders of Preferred Stock fail to elect a director pursuant to this Subsection (a), then any directorship not so filled shall remain vacant until such time as the holders of the Preferred Stock elect a person to fill such directorship; and no such directorship may be filled by stockholders of the Corporation other than by the Holders of Preferred Stock. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of Preferred Stock shall constitute a quorum for the purpose of electing such director.

(b) For as long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Requisite Holders, voting exclusively and as a separate class:

(i)	(x) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation, or (y) amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or bylaws of the Corporation, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of Preferred Stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Preferred Stock, regardless of whether, in the case of (x) and (y), any of the foregoing actions shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise;

(ii)	issue further shares of the Preferred Stock or increase or decrease (other than by conversion) the number of authorized shares of the Preferred Stock;

(iii)	authorize or create any class or series of stock, or issue shares of any class or series of stock, that has powers, preferences or rights – including, but not limited to, ranking as to distribution of assets upon a Liquidation (as defined in Section 5) – senior to the Preferred Stock; or

(iv)	enter into any agreement with respect to any of the foregoing.

(c) Except as otherwise provided herein or required by law, the Preferred Stock shall have no voting rights. Holders of shares of Common Stock acquired upon the conversion of Preferred Stock shall be entitled to the same voting rights as each holder of Common Stock.

Section 5. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), each Holder shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation the same amount that a holder of Common Stock would receive if such Holder’s Preferred Stock were fully converted to Common Stock at the Conversion Ratio plus an additional amount equal to any dividends declared but unpaid to such shares, which amounts shall be paid pari passu with all holders of Common Stock.

Section 6. Conversion.

(a) Automatic Conversion. Upon the latest date (the “Conversion Date”) upon which (i) the Corporation has received the Stockholder Approval with respect to the issuance of all of the Conversion Shares in excess of 20% of the issued and outstanding Common Stock on the Original Issue Date and (ii) the date upon which the Corporation has effected an increase in the number of shares of Common Stock authorized under its certificate of incorporation, to the extent required to consummate the transactions contemplated by the Transaction Documents, each outstanding share of Preferred Stock shall be automatically converted into 100 shares of Common Stock (subject to adjustment as set forth herein) (the “Conversion Ratio”). The shares of Preferred Stock that are converted pursuant to this Section 6 are referred to as the “Converted Stock”.

(b) Delivery of Conversion Shares Upon Conversion. Not later than five (5) Trading Days after the Conversion Date, the Corporation shall deliver, or cause to be delivered, to the Holders such number of Conversion Shares being acquired upon the conversion of the Preferred Stock, which Conversion Shares shall be free of restrictive legends and trading restrictions (other than those which may then be required by the Share Exchange Agreement). The Conversion Shares shall be issued as follows:

(i)	Converted Stock that is registered in book entry form shall be automatically cancelled upon the Conversion Date and converted into the corresponding Conversion Shares, which shares shall be issued in book entry form and without any action on the part of the Holders and shall be delivered to the Holders within one (1) Business Day of the effectiveness of the conversion.

(ii)	Converted Stock that is issued in certificated form shall be deemed converted into the corresponding Conversion Shares on the Conversion Date and the Holder’s rights as a holder of such shares of Converted Stock shall cease and terminate on such date, excepting only the right to receive the Conversion Shares upon the Holder tendering to the Corporation (or its designated agent) the stock certificate(s) (duly endorsed) representing such certificated Converted Stock and any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the Holder shall retain all of its rights and remedies for the Corporation’s failure to convert Preferred Stock, including pursuant to Section 6(g) hereof.

(c) Delivery of Certificate or Book Entry Form. Upon Conversion, not later than two (2) Trading Days after the Conversion Date, or if the Holder requests the issuance of physical certificate(s), two (2) Trading Days after receipt by the Corporation of the original certificate(s) representing such shares of Preferred Stock being converted, duly endorsed by the Holder (the “Share Delivery Date”), the Corporation shall either: (a) in the event that the Holder has so elected in a written notice to the Corporation, deliver, or cause to be delivered, to the converting Holder a physical certificate or certificates representing the number of Conversion Shares being acquired upon the conversion of shares of Preferred Stock or (b) otherwise shall issue and deliver to such Holder or such Holder’s nominees, documentation of the book entry for the number of Conversion Shares being acquired.

(d) Reservation of Shares Issuable Upon Conversion. Subject to the receipt of the Stockholder Approval, the Corporation shall reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders, not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Share Exchange Agreement) be issuable upon the conversion of the then outstanding shares of Preferred Stock. All shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable and, if the Registration Statement is then effective under the Securities Act, shall be registered in accordance with such Registration Statement.

(e) Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Stock. As to any fraction of a share which a Holder would otherwise be entitled to receive upon such conversion, the Corporation shall round down to the next whole share of Common Stock.

(f) Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all transfer agent fees required for same-day processing of any Conversion and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

(g) Cash Settlement. If, at any time after the earlier of the date of the Stockholder Approval or January 1, 2025 (the earliest such date, the “Cash Settlement Date”), the Corporation (x) has obtained the Stockholder Approval but fails to or has failed to deliver to a Holder certificate or certificates representing the Conversion Shares, or deliver documentation of book entry form of (or cause its transfer agent to electronically deliver such evidence) Conversion Shares on or prior to the fifth (5th) Business Day after the date of the Stockholder Approval, or (y) has failed to obtain the Stockholder Approval, the Corporation shall, in either case, at the request of the Holder (a “Request”) setting forth such Holder’s request to cash settle a number of shares of Preferred Stock, pay to such Holder an amount in cash equal to (i) the Fair Value (defined below) of the shares of Preferred Stock set forth in such Request multiplied by (ii) the Conversion Ratio in effect on the Trading Day on which the Request is delivered to the Corporation, with such payment to be made within two (2) Business Days from the date of the Request by the Holder, whereupon, after payment in full thereon by the Corporation, the Corporation’s obligations to deliver such shares underlying the Request shall be extinguished. For purposes of this Section 6(g), the “Fair Value” of shares shall be fixed with reference to the last reported closing stock price on the principal Trading Market of the Common Stock on which the Common Stock is listed as of the Trading Day on which the Request is delivered to the Corporation.

(h) Remedies. Notwithstanding the cancellation of the Converted Stock pursuant to this Section 6, Holders of Converted Stock shall continue to have any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the Holder shall retain all of its rights and remedies for the Corporation’s failure to convert the Converted Stock.

Section 7. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while the Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of the Preferred Stock); (B) subdivides outstanding shares of Common Stock into a larger number of shares; or (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Ratio shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately after such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately before such event (excluding any treasury shares of the Corporation). Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination. Upon the occurrence of each adjustment to the Conversion Ratio, the Corporation, at its expense, shall, as promptly as reasonably possible but in any event not later than five (5) Business Days thereafter, compute such adjustment in accordance with the terms hereof and furnish to each Holder a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any Holder (but in any event not later than five (5) Business Days thereafter), furnish or cause to be furnished to such Holder a certificate setting forth (i) the Conversion Ratio then in effect and (ii) the number of shares of Common Stock which then would be received by such Holder upon conversion.

(b) Fundamental Transaction. If, at any time while the Preferred Stock is outstanding, either (A) the Corporation effects any merger or consolidation of the Corporation with or into another Person or any stock sale to, or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, share exchange or scheme of arrangement) with or into another Person (other than such a transaction in which the Corporation is the surviving or continuing entity and holds at least a majority of the Common Stock after giving effect to the transaction and its Common Stock is not exchanged for or converted into other securities, cash or property), (B) the Corporation effects any sale, lease, transfer or exclusive license of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which more than 50% of the Common Stock not held by the Corporation or such Person is exchanged for or converted into other securities, cash or property, or (D) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant (other than as a result of a dividend, subdivision or combination covered by Section 7(a) above) to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, in connection with such Fundamental Transaction, the Holders shall receive in the Fundamental Transaction, the same kind and amount of securities, cash or property that a holder of Common Stock would receive if such Holder’s Preferred Stock were fully converted to Common Stock, plus an additional amount equal to any dividends declared but unpaid to such shares, which amounts shall be paid pari passu with all holders of Common Stock in the Fundamental Transaction (the “Alternate Consideration”). If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holders shall be given the same choice as to the Alternate Consideration it receives in such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall assume in writing all of the obligations of the Corporation under this Certificate of Designation in accordance with the provisions of this Section 7(b) pursuant to written agreements in form and substance approved by the Requisite Holders prior to such Fundamental Transaction. The terms of any agreement to which the Corporation is a party and pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 7(b). The Corporation shall cause to be delivered to each Holder, at its last address as it shall appear upon the stock books of the Corporation, written notice of any Fundamental Transaction at least 20 calendar days prior to the date on which such Fundamental Transaction is expected to become effective or close.

(c) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

Section 8. No Redemption. The shares of Preferred Stock shall not be redeemable; provided, however, that the foregoing shall not limit the ability of the Corporation to purchase or otherwise deal in such shares to the extent otherwise permitted hereby and by law, nor shall the foregoing limit the Holder’s rights under Section 6.

Section 9. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder shall be in writing and delivered personally, by e-mail attachment, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 201 E. Fifth Street, Suite 1900, Cincinnati, OH, 45202, Attention: Neil Campbell, e-mail address ncampbell@bwbioinc.com, or such other e-mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 9. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by e-mail attachment, or sent by a nationally recognized overnight courier service addressed to each Holder at the e-mail address or address of such Holder appearing on the books of the Corporation, or if no such e-mail address or address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Share Exchange Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via e-mail attachment at the e-mail address set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via e-mail attachment at the e-mail address set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) Lost or Mutilated Preferred Stock Certificate. If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

(c) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. All legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the State of Delaware (the “Delaware Courts”). The Corporation and each Holder hereby irrevocably submits to the exclusive jurisdiction of the Delaware Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Delaware Courts, or such Delaware Courts are improper or inconvenient venue for such proceeding. The Corporation and each Holder hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. The Corporation and each Holder hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If the Corporation or any Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(d) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

(e) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(f) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(g) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(h) Status of Redeemed Preferred Stock. Shares of Preferred Stock may only be issued pursuant to the Share Exchange Agreement. If any shares of Preferred Stock shall be redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series B Convertible Preferred Stock.

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IN WITNESS WHEREOF, the undersigned have executed this Certificate this 15th day of December, 2023.

/s/ Neil Campbell
Name:	Neil Campbell
Title:	Chief Executive Officer

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